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                                                                EXHIBIT 4(c)(4)

                                                                 EXECUTION COPY
                                                                       07/29/98

                         FOURTH AMENDMENT TO CREDIT AGREEMENT

     This FOURTH AMENDMENT TO CREDIT AGREEMENT ("Fourth Amendment") is made as of this 30th day of July, 1998 by and among Credit Acceptance Corporation, a Michigan corporation ("Company"), the Permitted Borrowers signatory hereto (each, a "Permitted Borrower" and collectively, the "Permitted Borrowers"), Comerica Bank ("Comerica") and the other banks signatory hereto (individually, a "Bank" and collectively, the "Banks") and Comerica Bank, as agent for the Banks (in such capacity, "Agent").


                                       RECITALS

     A. Company, Permitted Borrowers, Agent and the Banks entered into that certain Second Amended and Restated Credit Agreement dated as of December 4, 1996, as amended by First Amendment and Consent dated as of June 4, 1997, Second Amendment dated as of December 12, 1997 and Third Amendment to Credit Agreement dated as of May 11, 1998 (as amended, the "Credit Agreement") under which the Banks renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers, as set forth therein.

     B. The Company and the Permitted Borrowers have requested that Agent and the Banks agree to make certain amendments to the Credit Agreement and to extend the Revolving Credit Maturity Date presently in effect, and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Fourth Amendment.

     NOW, THEREFORE, Company, Permitted Borrowers, Agent and the Banks agree:

     l.   Section 1 of the Credit Agreement is hereby amended, as follows:


          (a) The definition of "Cleanup Call" is amended by adding the words "or a Special Purpose Subsidiary" in the fourth and eighth lines thereof, after the word "Company".

          (b)  The defined term "Co-Agents" is deleted.

          (c)  A new definition of "Collateral" is added, as follows:

               "'Collateral' shall mean all right, title and interest of the Company and each of its Significant Domestic Subsidiaries in, to and under its accounts,

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               inventory, machinery, equipment, contract rights, chattel
               paper, general intangibles, including without limitation Advances to Dealers, Dealer Agreements (and any amounts advanced to or liens granted by Dealers thereunder), Installment Contracts and related financial property (such Dealer Agreements , Advances to Dealers and the Installment Contracts, accounts, contract rights, chattel paper and general intangibles relating to such Dealer Agreements and Advances to Dealers being subject to the rights of Dealers under Dealer Agreements), and computer records and software relating thereto, whether now owned or hereafter acquired by such Person, one hundred percent (100%) of the share capital of each Significant Domestic Subsidiary of the Company (whether direct or indirect) and not less than sixty-five percent (65%) of the share capital of CAC UK, and all proceeds and products of the foregoing.

          (d)  A new definition of "Collateral Documents" is added, as follows:

               "'Collateral Documents' shall mean such security agreements, stock pledges, collateral assignments, hypothecations, and other documents and instruments required to be executed and delivered by the Company and its Significant Subsidiaries in order to provide the Banks with the security interests and other liens and encumbrances required under Section 7.23 hereof, and any other documents or instruments (including, without limitation, financing statements, stock powers, acknowledgments, registrations and the like) necessary to protect or perfect the security interests, liens and other encumbrances established thereby, all in form and substance satisfactory to Agent and the Banks, as each and any of such documents or instruments may be amended from time to time."

          (e) The definition of "Consolidated Tangible Net Worth" is amended by replacing, in the last line thereof, the words "in the applicable reporting period" with the words "prior to such date".

          (f) The definition of "Debt Rating" is amended and restated in its entirety as follows;

               "'Debt Rating' shall mean the debt rating of Company's long-term non-credit enhanced senior debt by Fitch."

          (g)  A new definition of "Equity Offering" is added, as follows:

               "'Equity Offering' shall mean the issuance and sale for cash, on or after the Fourth Amendment Effective Date by Company or any of its Subsidiaries

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               of additional capital stock or other equity interests, other than upon the exercise of employee and dealer stock options pursuant to stock option plans maintained or offered by the Company or its Subsidiaries in the ordinary course of business and not in anticipation of any sale of capital stock or equity interests to the general public."

          (h) A new definition of "Equity Offering Adjustment" is added, as follows:

               "Equity Offering Adjustment' shall mean that amount to be added to the minimum Consolidated Tangible Net Worth required to be maintained under Section 7.7 hereof consisting of an amount equal to one hundred percent (100%) of each Equity Offering conducted by the Company or any of its subsidiaries, net of related costs of issuance payable to third parties, on and after July 1, 1998, on a cumulative basis."

          (i)  A new definition of "Excess Exposure" is added, as follows:

               "'Excess Exposure'" shall mean, at any time, that amount, if any, by which the Percentage of the Revolving Credit Maximum Amount held by Comerica or NationsBank (and their respective Affiliates), as the case may be (expressed as an amount in Dollars), exceeds, at any time, Thirty Million Dollars ($30,000,000.00); provided, however, that (i) for purposes of the computations of Excess Exposure hereunder, the Excess Exposure for each such Bank shall not exceed Five Million Dollars ($5,000,000.00); (ii) once the Excess Exposure has been eliminated for a Bank, Excess Exposure shall not subsequently be deemed to exist for such Bank unless payments received by such Bank were required to have been disgorged or otherwise readvanced by such Bank; (iii) in connection with the elimination of the Excess Exposure, Agent shall prepare and distribute to Company and the Banks a revised Exhibit D to the Credit Agreement setting forth the applicable new Percentages, if any; and (iv) neither Comerica nor NationsBank shall have any obligation to take any action to reduce its Excess Exposure."

          (j) The definition of "Eurocurrency-Interest Period" is amended to delete the availability thereunder of an Interest Period of twelve months.

          (k) A new definition of "Fourth Amendment Effective Date" is added as follows:

               "Fourth Amendment Effective Date" shall mean the date on which all conditions are satisfied to the effectiveness of the Fourth Amendment to

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               Credit Agreement dated as of July 30, 1998 executed and
               delivered by and among the Company, Permitted Borrowers, the Banks and the Agent."

          (l) Paragraph (d) of the definition of "Funding Conditions" is amended and restated in its entirety as follows:

               "(d) concurrently with the incurring of such additional Debt, (i) so long as any Excess Exposure of Comerica or NationsBank exists, the Aggregate Commitment shall be automatically reduced to eliminate such Excess Exposure (in its entirety) and the proceeds of such Debt, net of third party expenses incurred by the Company in connection with the issuance of such Debt, shall be applied by the Company first to reduce the outstanding principal balance under the Revolving Credit (taking into account outstanding Letters of Credit and Swing Line Advances) to an amount not greater than the Aggregate Commitment, as so reduced, remitting such proceeds to Comerica and NationsBank, as applicable and
               (ii) thereafter, (x) the proceeds of such Debt, net of third party expenses incurred by the Company in connection with the issuance of such Debt, shall be applied to reduce the principal balance outstanding under the Senior Debt or the Future Debt or (y) the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit and the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) shall be reduced by the amount of Debt so incurred, net of third party expenses incurred by Company in connection with the issuance of such Debt, subject to the right to reborrow in accordance with this Agreement."

          (m) The definition of "Future Debt" is amended, in clause (x) thereof (defining "Long Term Notes") to add, in the first line of the definition of Long Term Notes (following the word "unsecured"), the words "or, subject to the terms hereof, secured".

          (n) "Keystone Acquisition" shall mean that certain acquisition by Company of the public vehicle auction business of Keystone Auto Auction, Inc., conducted in compliance with the terms and conditions set forth in the written consent of Agent (for and on behalf of the Banks) issued on May 29, 1998 under this Agreement.

          (o) The definition of "Line of Credit Maximum Amount" is amended and restated in its entirety to read as follows:

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               "'Line of Credit Maximum Amount' shall mean zero (0)."

          (p) The definition of "Loan Documents" is amended to add, in the second line thereof (following the words "Letter of Credit Agreements") the words ", any Collateral Documents executed under
               Section 7.23 hereof".

          (q)  A new definition of "New Bank Addendum" is added, as follows:

               "'New Bank Addendum' shall mean an addendum, substantially in the form of Exhibit M hereto, to be executed and delivered by each Bank becoming a party to this Agreement pursuant to Section 3.18 hereof."

          (r) The definition of "Permitted Acquisition" is hereby amended by adding, immediately following the words "Tele-Track Acquisition," (in the first line thereof), the words "Keystone Acquisition" and by deleting from the first paragraph thereof the words "primarily engaged in the provision of financing programs for the purchase of used motor vehicles".

          (s) The definition of "Permitted Guaranties" is amended and restated in its entirety to read as follows:

               "'Permitted Guaranties' shall mean (i) any guaranties or other support provided by the Company, for the benefit of the Permitted Borrowers, covering any overdraft lines of credit or similar credit arrangements maintained by the Permitted Borrowers or Arlington Investment Company under Section 8.5(d) hereof or (ii) any agreement or other undertaking by the Company, as servicer of the Installment Contracts covered by a Permitted Securitization, to advance funds to cover the interest component of obligations issued as part of such securitization and payable from collections on such Installment Contracts (such advances to be repayable to Company on a priority basis from such collections), provided that the aggregate amount of such advances under this clause (ii) at any time outstanding shall not exceed $750,000."

          (t) The definition of "Permitted Investment" is hereby amended by changing the period at the end of clause(e) to a semicolon and adding the word "and", and adding a new clause (f), as follows:

               "(f) Investments by CAC UK in obligations similar in nature, term and credit quality to those enumerated in paragraphs
               (a) through (e) above except that the United Kingdom shall be substituted

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               for the United States of America in each case."

          (u) Paragraph (b) of the definition of "Permitted Securitization" is hereby amended and restated in its entirety as follows:

               "(b) (i) The aggregate principal amount of all Debt incurred, and (without duplication) of securities issued (other than subordinated securities issued to and held by the Company or a Subsidiary), by any Special Purpose Subsidiary pursuant to any Permitted Securitization, together with the aggregate principal amount of all other Debt incurred, and (without duplication) securities issued (other than subordinated securities issued to and held by the Company or a Subsidiary), by such Special Purpose Subsidiary and/or any one or more other Special Purpose Subsidiaries, pursuant to such Permitted Securitization and/or any one or more other Permitted Securitizations, from and after the effective date of the Third Amendment, cumulatively shall not exceed $100,000,000 (which amount shall not be readvanced or reborrowed); (ii) the aggregate value of all Advances to Dealers disposed of by the Company and/or any one or more Subsidiaries to such Special Purpose Subsidiary pursuant to such Permitted Securitization, together with the aggregate value of all other Advances to Dealers disposed of by the Company and/or any one or more Subsidiaries to such Special Purpose Subsidiary and/or any one or more other Special Purpose Subsidiaries, from and after the effective date of the Third Amendment, cumulatively (but without duplication) shall not exceed $117,648,000; and (iii) the Company or the Subsidiary disposing of such Advances to Dealers shall itself actually receive (substantially contemporaneously with such disposition) cash from each disposition of such Advances to Dealers in connection with any such securitization transaction in an amount not less than Eighty-Five Percent (85%) of the value of such Advances to Dealers;".

          (v) Paragraph (d) of the definition of "Permitted Securitization" is hereby amended and restated in its entirety, as follows:

               "(d) Concurrently with each such disposition, (i) to the extent any Excess Exposure of Comerica or NationsBank exists, the Aggregate Commitment shall be automatically reduced to eliminate such Excess Exposure (in its entirety) and the Company shall apply the proceeds of each such disposition (net of customary third party expenses incurred by the Company in connection therewith) to reduce the outstanding principal balance under the Revolving Credit (taking into account outstanding Letters of Credit and Swing Line Advances) to an amount equal to (or less

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               than) the Aggregate Commitment, as so reduced, remitting such proceeds to Comerica and NationsBank, as applicable, and (ii) once the Excess Exposure of Comerica and NationsBank has been eliminated (in its entirety), the aforesaid net proceeds shall be applied to reduce the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit and the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) by the amount of such net proceeds, subject to the right to reborrow in accordance with this Agreement."

          (w) The definition of "Permitted Transfer" is amended to add, at the end of such definition (before the period), the following:

               ", any transfer of property by a Subsidiary to the Company and any transfer of the stock of a Special Purpose Subsidiary to the Company or to any other Subsidiary which is not a Special Purpose Subsidiary."

          (x) The definition of "Revolving Credit Maturity Date" is amended by deleting the date "May 15, 1999" in the first line thereof (after giving effect to the Third Amendment) and substituting therefor the words "June 15, 1999, subject to any extensions thereof pursuant to Section 3.16 hereof".

          (y) The definition of "Revolving Credit Maximum Amount" is amended and restated in its entirety to read as follows:

               "'Revolving Credit Maximum Amount' shall mean One Hundred Fifteen Million Dollars ($115,000,000), subject to any increases in the Revolving Credit Maximum Amount, pursuant to Section 3.18 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase and subject to any reductions of the Revolving Credit Maximum Amount in connection with the elimination of Excess Exposure hereunder or any reductions or termination under Sections 3.15 or 9.2 of this Agreement."

          (z) A new definition of "Revolving Credit Optional Increase" is hereby added, as follows:

               "'Revolving Credit Optional Increase' shall mean an amount up to Thirty Five Million Dollars
               ($35,000,000)."

          (aa) The definition of "Securitization Documents" is amended and restated in

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               its entirety, as follows:

               "'Securitization Documents' shall mean any note purchase agreement (and any notes issued thereunder), transfer or security document, master trust or other trust agreement, servicing agreement, indenture, pooling agreement, contribution or sale agreement or other document, instruments and certificates executed and delivered, subject to the terms of this Agreement, to evidence or secure (or otherwise relating to) a Permitted Securitization, as the same may be amended from time to time (subject to the terms hereof) and any and all other documents executed in connection therewith or replacement or renewal thereof."

          (bb) A new definition of "Securitization Transaction" is added, as follows:

               "Securitization Transaction" shall mean a transfer of, or grant of a Lien on, Advances to Dealers, Installment Contracts, accounts receivable and/or other financial assets by the Company or any Subsidiary to a Special Purpose Subsidiary or other special purpose or limited purpose entity and the issuance (whether by such Special Purpose Subsidiary or other special purpose or limited purpose entity or any other Person) of Debt or of any securities secured directly or indirectly by interests in, or of trust certificates or other securities directly or indirectly evidencing interests in, such Advances to Dealers, Installment Contracts, accounts receivable and/or other financial assets."

          (cc) A new definition of "Syndications Agent" is added to the Credit Agreement as follows:

               "Syndications Agent" shall mean NationsBank, N.A.
               ("NationsBank"), or such successor syndication agent as appointed by the Company under Section 12.15 hereof.

     2. Notwithstanding anything to the contrary contained in Section 2 of the Credit Agreement, neither the Company nor the Permitted Borrowers shall be entitled to receive, request or maintain any Advances of the Line of Credit.

     3.   Section 3 of the Credit Agreement is amended, as follows:

          (a) Section 3.5 is amended to add at the end of said section the following:

               "(vii)    each Request for Swing Line Advance, once
               delivered to Swing Line Bank, shall not be

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               revocable by Company, and shall constitute and include a
               certification by the Company as of the date thereof that:

                         (A)  both before and after such Swing Line
                    Advance, the obligations of the Company set forth in this Agreement and the Loan Documents, are valid, binding and enforceable obligations of the Company;

                         (B)  all conditions to the making of Swing
                    Line Advances have been satisfied (both before and after giving effect to such Advance);

                         (C) both before and after the making of such Swing Line Advance, there is no Default or Event of Default in existence; and

                         (D)  both before and after such Swing Line
                    Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects.

               Swing Line Bank shall promptly deliver to Agent by telecopy a copy of any Request for Swing Line Advance received hereunder."

          (b) Section 3.16 is amended to replace the word "[Reserved]" with the following:

               "EXTENSION OF REVOLVING CREDIT MATURITY DATE. Provided that no Default or Event of Default has occurred and is continuing, Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Bank), prior to April 15, but not before March 15, of each year beginning in 1999 request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is 364 days later than the Revolving Credit Maturity Date then in effect (each such request, a "Request").

               Each Bank shall, not later than thirty (30) calendar days following the date of its receipt of a Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective on (but not before) such

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               Revolving Credit Maturity Date (so long as no Default
               or Event of Default has occurred and is continuing and none of the Banks has withdrawn its approval, in writing, prior thereto), the Revolving Credit Maturity Date shall be so extended for an additional period of 364 days, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company and the Banks that such extension has occurred. If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of the Request within thirty (30) calendar days of the date of Agent's receipt of such Request, or (iii) withdraws its approval in writing prior to the Revolving Credit Maturity Date then in effect then (x) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (y) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company, to request extensions thereof under this Section 3.16) and (z) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company and the Banks thereof."

          (c)  New Section 3.18 is added to the Credit Agreement as follows:

               "3.18     OPTIONAL INCREASE IN REVOLVING CREDIT MAXIMUM
               AMOUNT. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Company has not previously elected to reduce or terminate the Revolving Credit Maximum Amount under
               Section 3.15 hereof, and provided further that the Excess Exposure of Comerica and NationsBank no longer exists, the Company may request that the Revolving Credit Maximum Amount be increased in an aggregate amount (for all such Requests under this Section 3.18) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

                    (a) the Company shall have delivered to the Agent not less than thirty (30) days prior to the Revolving Credit Maturity Date then in effect a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a "Request for Increase"); provided, however that in the event the Company has previously delivered a Request for Increase pursuant to this Section 3.18, the Company may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for

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               Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn); and provided further that the Company may make no more than two Requests for Increase in any calendar year;

                    (b) a lender or lenders meeting the requirements of Section 13.8(c) hereof and acceptable to the Company, Syndication Agent and the Agent (including, for the purposes of this Section 3.18, any existing Bank which agrees to increase its commitment hereunder, the "New Bank(s)") shall have become a party to this Agreement by executing and delivering a New Bank Addendum for a minimum amount (including for the purposes of this Section 3.18, the existing commitment of any existing Bank) for each such New Bank of Ten Million Dollars ($10,000,000) and an aggregate amount for all such New Banks of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Maximum Amount (pursuant to this Section 3.18), covered by the applicable Request, provided, however that each New Bank shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 3.18) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Banks based upon the new Percentages as determined below;

                    (c) the Company shall have paid to the Agent for distribution to the existing Banks, as applicable, all interest, fees (including the Revolving Credit Facility
               Fee) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Company has prepaid such Advances;

                    (d)  the Company and each of the Permitted
               Borrowers shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Banks in the face amount of each such New Bank's
               Percentage of the Revolving Credit Maximum Amount
               (after giving effect to this Section 3.18) and, if applicable, renewal and replacement Revolving Credit
               Notes payable to each of the existing Banks in the face amount of each such Bank's Percentage of the Revolving
               Credit Maximum Amount (after giving effect to this Section 3.18), each of such Revolving Credit Notes to be substantially in the form of Exhibit C-1 or C-2 to the Credit Agreement, as applicable, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Bank, including the New Banks);

                    (e) the representations and warranties made by Company, the Permitted Borrower, each Guarantor or any other party to any of the Loan Documents (excluding the Agent and Banks) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date; and (ii) no Default or Event of Default shall have occurred and be continuing; and

                    (f)  such other amendments, acknowledgments,
               consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Company as required by Agent or the Majority Banks, in their reasonable discretion.

               Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Company and each of the Banks of the amount of the Revolving Credit Maximum Amount as increased pursuant this Section 3.18 and the date on which such increase has become effective and shall prepare and distribute to Company and each of the Banks (including the New Banks) a revised Exhibit D to the Credit Agreement setting forth the applicable new Percentages of the Banks (including the New Bank(s), taking into account such increase and assignments (if any).".

          (d)  New Section 3.19 is added to the Credit Agreement, as follows:

          "3.19 MANDATORY REDUCTION OF REVOLVING CREDIT MAXIMUM
          AMOUNT. If, at any time during which any Excess Exposure of Comerica or NationsBank exists and the Collateral Documents required under Section 7.23 hereof have not yet been delivered, the average principal Indebtedness outstanding under the Revolving Credit for any period of thirty (30) consecutive days exceeds Ninety-One percent (91%) of the Revolving Credit Maximum Amount then in effect hereunder, the Company shall be obligated, within thirty (30) days of such occurrence, to reduce the amount of the Aggregate
          Commitment by the amount of the Excess Exposure (in its entirety), such reduction in the Aggregate Commitment to be accompanied by prepayments of principal sufficient to reduce the

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          outstanding principal balance under the Revolving Credit (taking into account outstanding Letters of Credit and Swing Line Advances) to an amount not greater than the Aggregate Commitment, as so reduced, such prepayments to be remitted by the Agent to Comerica and NationsBank, as applicable."

     4.   Section 7 of the Credit Agreement is amended, as follows:

          (a) Paragraph (a) of Section 7.4 is amended by replacing "2.00" in the fifth line thereof with "2.25".

          (b) Section 7.5 is amended by adding, after the word "Debt" in the second line thereof, the words "at a level equal to or less than Two Hundred Percent (200%) of the Company's Consolidated Tangible Net Worth and".

          (c)  Section 7.7 is amended and restated in its entirety, as follows:

               "7.7 MINIMUM TANGIBLE NET WORTH. On a Consolidated basis, maintain consolidated tangible net worth of not less than Two Hundred Three Million Dollars ($203,000,000.00), plus the sum of (i) seventy-five percent (75%) of Consolidated Net Income for each fiscal quarter of the Company (A) beginning on or after July 1, 1998, (B) ending on or before the applicable date of determination thereof, and (C) for which Consolidated Net Income as determined above is a positive amount and (ii) the Equity Offering Adjustment."

          (d) Section 7.8 is amended to change the reference to "sixty-five percent (65%)" therein (after giving effect to the Third Amendment) to "seventy percent (70%)".

          (e) Section 7.9 is amended (i) to delete the word "and" from the end of clause (d), (ii) to replace existing clause (e) with new clause (e), "(e) from September 30, 1998 to December 30, 1998,
               2.0 to 1.0" and (iii) to add new clause (f), "(f) from and after December 31, 1998, 2.25 to 1.0."

          (f) Section 7.10 is amended to add, in the third line thereof (following the word "properties") the parenthetical clause "(including without limitation, any Collateral)".

          (g) Section 7.12 is amended to add, in the last line thereof (following the words "Loan Documents"), the words ", including without limitation any

               Collateral Documents required under Section 7.23 hereof.".

          (h) Section 7.13 is amended to add, in the seventh line thereof (following the words "similarly situated"), the words "(and including such lender loss payee clauses and/or endorsements as Agent or the Majority Banks may request following the delivery of the Collateral Documents under Section 7.23 hereof)".

          (i)  Section 7.19 is amended and restated in its entirety as follows:

               "7.19 MAINTAIN DEBT RATING. Cause Fitch on an ongoing basis, but not less than once during each calendar year, to maintain a Debt Rating for Company's long term, non-credit enhanced senior debt."

          (j)  New Section 7.23 is added, as follows:

               "7.23. REQUIRED COLLATERAL. As soon as reasonably practicable, but in any event on or before Agent's close of business on November 30, 1998, execute and/or deliver to the Agent, for and on behalf of the Banks,
               (i) Collateral Documents granting to Agent, for and on behalf of the Banks, as security for the Indebtedness, a first priority perfected security interest, mortgage and lien encumbering the Collateral, subject only to Liens permitted under Sections 8.6(a) through (c) hereof and to the grant of security interests and liens in favor of the holders of the Senior Debt (and, to the extent applicable, Future Debt under clause (x) of the definition thereof) on an equal and ratable basis with the liens granted hereunder and (ii) to the extent necessary (as determined by the Agent or the Majority Banks) an intercreditor agreement(s); provided however that in accepting such Collateral, Agent and the Banks agree, upon the request of the Company, in connection with a Permitted Securitization, to release such Collateral, but only to the extent of the Advances to Dealers (and the Dealer Agreements, Installment Contracts and related property) covered by such Permitted Securitization;."

          (k)  New Section 7.24 is added, as follows:

               "7.24 YEAR 2000 REQUIREMENT. The Company and its Subsidiaries shall review the areas in their business and operations which could be materially adversely affected by, and develop a program to address on a timely basis the risk that, computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after

               December 31, 1999. Any reprogramming required to permit the proper functioning, in and following the year 2000, computer systems and equipment containing embedded microchips owned or leased by the Company or any of its Subsidiaries and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 1, 1999. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Company and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or have a material adverse effect on the Company and its Subsidiaries, taken as a whole."

     5.   Section 8 of the Credit Agreement is hereby amended, as follows:

          "(a) Section 8.5(c) is amended to add in the last line thereof
               (following the word "outstanding"), the words:

               "and mortgage debt incurred (by assumption or otherwise) by Arlington Investment Company, a Subsidiary of the Company, in an aggregate principal amount not to exceed $1,000,000.00 at any time outstanding".

          (b) Section 8.5(d) is amended and restated in its entirety as follows:

               "(d) the Senior Debt, Future Debt, Permitted CAC UK Debt, the Subordinated Debt, unsecured overdraft lines of credit or similar credit arrangements maintained by the Permitted Borrowers in the ordinary course of business in the countries of their formation, in an amount not to exceed, in the case of CAC UK, L2,000,000 and in the case of each of the other Permitted Borrowers, $1,500,000, or the equivalent thereof in an Alternative Currency, lines of credit maintained by Arlington Investment Company, in the ordinary course of business, in an aggregate amount not to exceed $5,000,000.00 at any time outstanding, and such other debt set forth in Schedule 8.5 attached hereto, if any (in addition to any other matters set forth in this Section 8.5), and any renewals or refinancing of such indebtedness in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof) on substantially the same terms and otherwise in compliance with this Agreement;"

          (c) Section 8.6(a) is amended by adding, at the end of said section (immediately following the word "Indebtedness"), the words "and any Liens granted to the holders of Senior Debt (and, to the extent applicable, Future Debt under clause (x) of the definition thereof) as contemplated by Section 7.23 hereof, on an equal and ratable basis with comparable Liens granted to Agent, for and on behalf of the Banks."

          (d) Section 8.6(b) is amended to add in the last line thereof (following the word "hereof," but preceding the semicolon) the words "and mortgage debt identified in Section 8.5(c) encumbering that certain land and building currently leased to Arlington Investment Company by MP Developers".

          (e) Section 8.6(d) is amended by adding, in the first line thereof (following the words "Company or any of its Subsidiaries"), the words ", other than Advances to Dealers, Installment Contracts or property related thereto, by adding in clause (y) thereof, after the word "Company" the words "(other than Special Purpose Subsidiaries) and", and by deleting clause
          (z) thereof, but retaining the words at end of said Section 8.6(d), "all as of the applicable date of determination".

          (f) Section 8.7 is amended by deleting the words "or any material portion" from the third line thereof.

          (g) Paragraph (i) of Section 8.8 is amended by deleting the word "and" before "(z)" and adding the following in the last line thereof after the word "continuing" (before the semicolon): "and
          (zz) the disposition to the Company or any Subsidiary (other than a Special Purpose Subsidiary) of the capital stock of any Special Purpose Subsidiary".

          (h) Section 8.16 is amended (i) by adding, in the first line thereof, (immediately following the caption), the words "Engage in a Securitization Transaction, other than a Permitted Securitization and", (ii) by changing the caption to read, in its entirety, "SECURITIZATION TRANSACTION; AMENDMENTS TO SECURITIZATION DOCUMENTS" and (iii) by adding, after the word "respect" in the fourth line thereof, the words "adverse to the Company or any Subsidiary" and amending and restating the last sentence thereof to read as follows:

               "For purposes of the Securitization Documents, the 'material terms and conditions' thereof shall be deemed solely those terms or conditions with respect to servicer fees, servicer expenses, defaults, events of default, recourse to the Company or any Subsidiary (other than a Special Purpose Subsidiary), Cleanup Calls or conditions contained therein which are required under or necessary for compliance with this Agreement."

     6.   Section 9 of the Credit Agreement is amended as follows:

          (a) Section 9.1(e) is amended to add, after each reference therein to the "Foreign Guaranty" the words "or any of the Collateral Documents executed and delivered under Section 7.23 hereof,".

          (b) Section 9.2(e) is amended to add, in the last line thereof (following the words "Loan Documents") the words ", including without limitation any Collateral Documents executed and delivered by the Company pursuant to Section 7.23 hereof,".

     7. Section 10.2 of the Credit Agreement is amended to add, in the third line thereof (following the words "or others"), the words ", the proceeds of any Collateral (if provided to the Banks under Section 7.23 hereof)".

     8. Section 12.15 of the Credit Agreement is amended and restated in its entirety as follows:

          "12.15 SYNDICATION AGENT. NationsBank N.A. has been designated by the Company as "Syndication Agent" under this Agreement. Other than its rights and remedies as a Bank hereunder, the Syndication Agent shall have no administrative, collateral or other rights or responsibilities, provided, however, that the Syndication Agent shall be entitled to the benefits afforded to Agent under Sections 12.5, 12.6 and 12.11 hereof."

     9. Section 13.11 of the Credit Agreement is amended to add at the end of the second to last sentence thereof (following the words "Swing Line Bank") the following:

               "and no amendment, waiver or consent shall, unless in writing and signed by Comerica and NationsBank (together with such other Banks as necessary to constitute Majority Banks), change the definition of Excess Exposure, or any term or provision related thereto."

     10. This Fourth Amendment shall become effective (according to the terms and as of the date hereof) upon satisfaction by the Company of the following conditions:

          (a)  Agent shall have received:

                    (i) counterpart originals of this Fourth Amendment, in each case duly executed and delivered by Company, the Permitted Borrowers and the Banks signatory to this Fourth Amendment, in form satisfactory to Agent and the Banks;

                    (ii) renewal and replacement Notes (the "New Notes") substantially in the form of Exhibits C-1 and C-2 to the Credit Agreement, payable to the order of each of the Banks in the face amount of each such Bank's Percentage of the Revolving Credit Maximum Amount as set forth in Attachment I (Exhibit D -- Percentages) hereto;

                    (iii) certified copies of resolutions of the Boards of Directors of each of the Company and the Permitted Borrowers authorizing, as applicable, the execution and delivery of this Fourth Amendment, the New Notes and the other Loan Documents required under this clause (a) and the performance by the Company and the Permitted Borrowers of each of their respective obligations under the Credit Agreement as amended by this Fourth Amendment and the New Notes;

                    (iv) a certificate of the Secretary or other authorized officer of each of the Company and the Permitted Borrowers certifying the names of the officer or officers of the Company or the Permitted Borrowers, as the case may be, authorized to sign this Fourth Amendment and the New Notes and such other Loan Documents required under this clause (a) together with a sample of the true signature of each such officer;

                    (v) a certificate of the Secretary or other authorized officer of the Company certifying that, except as have been previously obtained, no consents or other authorizations of any third parties are required in connection with this Fourth Amendment; and that, after giving effect to this Fourth Amendment, no Default or Event of Default has occurred and is continuing on the proposed Fourth Amendment Effective Date;

                    (vi) an opinion of counsel to the Company in form and substance satisfactory to Agent and the Majority Banks;

                    (vii) a receipt and acknowledgment of those banks which were parties to the Third Amendment, but which are not parties to this Fourth Amendment confirming repayment and discharge in full of the Indebtedness outstanding to them immediately prior to the Fourth Amendment Effective Date and that such banks are no longer parties to the Credit Agreement; and

                    (viii) duly executed copies of such waivers or consents as required under the Senior Debt Documents in connection with the Company's execution and delivery of this Fourth Amendment.

          (b) Company shall have paid to the Agent, for distribution to the Banks (including, where applicable, those Banks parties to the Credit Agreement immediately prior to the Fourth Amendment Effective Date, but not parties to this Fourth Amendment): (i) all sums outstanding under the Line of Credit on the Fourth Amendment Effective Date and (ii) the upfront fee referred to in the 7/6/98 term sheet issued by Syndications Agent and all interest, fees (including the Revolving Credit Fee) and other amounts, if any, accrued to the Fourth Amendment Effective Date; and Company shall have paid to Agent and Syndication Agent, as the case may be, all fees referenced in the respective agency fee letters entered into by agents with the Company.

If the foregoing conditions have not been satisfied or waived on or before July 31, 1998, this Fourth Amendment shall lapse and be of no further force and effect.

     11. New Exhibit D (setting forth the applicable Percentages as revised hereunder) and New Schedule 4.1 (Pricing Grid), attached hereto as Attachments I and II respectively, shall replace existing Exhibit D and Schedule 4.1 in their entirety. New Exhibit M (New Bank Addendum), attached hereto as Attachment III, is hereby added to the Agreement; and new Schedule 6.15 (Litigation) attached hereto as Attachment IV shall replace existing Schedule 6.15 in its entirety..

     12.  Concurrently with the Fourth Amendment Effective Date pursuant to
Section 10 hereof, each Bank shall have (i) a Percentage equal to the percentage set forth in Attachment I hereto and (ii) Revolving Loans (and participations in Letters of Credit) in its Percentage of all Revolving Loans (and Letters of Credit) outstanding on the Fourth Amendment Effective Date. To facilitate the foregoing, each Bank which as a result of the adjustments of Percentages evidenced by Attachment I is to have a greater principal amount of Revolving Loans outstanding than such Bank had outstanding under the Credit Agreement immediately prior to the Fourth Amendment Effective Date shall deliver to the Agent immediately available funds to cover such Revolving Loans (and the Agent shall, to the extent of the funds so received, and after remitting funds to those Banks no longer parties to the Credit Agreement after giving effect to the Fourth Amendment disburse funds to each Bank which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Revolving Loans outstanding than such Bank had under the Credit Agreement immediately prior to the Fourth Amendment Effective Date). Each Bank which was a party to the Credit Agreement prior the Fourth Amendment Effective Date, upon receipt of its New Note(s) (which Notes are to be in exchange for and not in payment of the predecessor Revolving Credit Notes) issued by the Company to such Bank, shall return its predecessor Revolving Credit Notes and, if applicable, its Swing Line Note, to the Agent which shall stamp such Notes "Exchanged" and deliver said Notes to the Company.

     13. Each of the Company and the Permitted Borrowers ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.22, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

     14. Except as specifically set forth above, this Fourth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

     15. Unless otherwise defined to the contrary herein, all capitalized terms used in this Fourth Amendment shall have the meaning set forth in the Credit Agreement.

     16. This Fourth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

     17. This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

                       [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

     WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK,                CREDIT ACCEPTANCE CORPORATION
 as Agent


By:  /S/ MIKE STAPLETON             By:  /S/ DOUGLAS W. BUSK
   ------------------------            ---------------------------
Its: VICE PRESIDENT                Its:       TREASURER
   ------------------------            ---------------------------
One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Michael P. Stapleton


                                   CREDIT ACCEPTANCE CORPORATION
                                     UK LIMITED


                                   By:  /S/ DOUGLAS W. BUSK
                                       ------------------------------
                                   Its:      TREASURER
                                       ------------------------------


                                   CAC OF CANADA LIMITED


                                   By:  /S/ DOUGLAS W. BUSK
                                       ------------------------------
                                   Its:      TREASURER
                                       ------------------------------


                                   CREDIT ACCEPTANCE CORPORATION IRELAND LIMITED


                                   By:  /S/ DOUGLAS W. BUSK
                                       ------------------------------
                                   Its:      TREASURER
                                       ------------------------------

                                                               Signature Page to
                                                                Fourth Amendment

                                   NATIONSBANK, N.A.


                                   By:  /S/ ELIZABETH KURILECZ
                                       ------------------------------
                                   Its: SENIOR VICE PRESIDENT
                                       ------------------------------


                                   THE BANK OF NOVA SCOTIA


                                   By:  /S/ F. C. H. ASHBY
                                       ------------------------------
                                   Its: SENIOR MANAGER LOAN OPERATIONS
                                       --------------------------------


                                   COMERICA BANK


                                   By:  /S/ MICHAEL STAPLETON
                                       ------------------------------
                                   Its: VICE PRESIDENT
                                       ------------------------------

                                   HARRIS TRUST AND SAVINGS BANK


                                   By:  /S/ MICHAEL CAMELI
                                       ------------------------------
                                   Its: VICE PRESIDENT
                                       ------------------------------

                                   LASALLE NATIONAL BANK


                                   By:  /S/ TERRY KEATING
                                       ------------------------------
                                   Its: SENIOR VICE PRESIDENT
                                       ------------------------------

                                                               Signature Page to
                                                                Fourth Amendment

                                      EXHIBIT D


--------------------------------------------------------------------------------
Percentages                                              Commitment Allocation
------------------------------------------------------   (Expressed in Dollars)
Bank                                  Percentage
--------------------------------------------------------------------------------
 Comerica                             30.435                   35,000,000
 NationsBank                          30.435                   35,000,000
 LaSalle                              17.391                   20,000,000
 Harris                               13.043                   15,000,000
 ScotiaBank                            8.696                   10,000,000
                                    --------                -------------
                                     100.000%                $115,000,000
--------------------------------------------------------------------------------

                                   SCHEDULE 4.1 (*)

                                    PRICING MATRIX

---------------------------------------------------------------------------------------------------------
                           THE APPLICABLE MARGIN FOR         THE APPLICABLE FEE PERCENTAGE FOR THE
---------------------------------------------------------------------------------------------------------
                      ADVANCES AT THE     ADVANCES AT THE     REVOLVING CREDIT
                     PRIME-BASED RATE   EUROCURRENCY-BASED      FACILITY FEE     LETTER OF CREDIT
                         SHALL BE          RATE SHALL BE          SHALL BE       FEE (**) SHALL BE
---------------------------------------------------------------------------------------------------------
 NOTWITHSTANDING
 THE RATING LEVEL           0%                 1.40%               .6000%             1.525%
 MAINTAINED BY
 THE COMPANY:
---------------------------------------------------------------------------------------------------------

---------------------------------------
(*)All terms as defined in the Agreement.
         (**)Includes Facing Fee.